Exhibit 99.1

For Immediate Release
Feb. 28, 2025

NW Natural Holdings Reports Fourth Quarter and Full Year 2024 Results
Initiated 2025 earnings guidance and reaffirmed long-term EPS growth rate target of 4-6%
PORTLAND, ORE. — Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) reported financial results and highlights including:
•Reported net income of $2.03 per share and achieved adjusted earnings1 of $2.33 per share for 2024, compared to net income of $2.59 per share for 2023, a decline primarily due to regulatory lag for the first 10 months of 2024 until new Oregon gas utility rates were effective on Nov. 1, 2024
•Acquisition of SiEnergy, a high-growth gas utility located in Texas, signed and announced in November 2024 and subsequently closed in January 2025
•Invested $394.4 million in our utility systems to support greater reliability and resiliency
•Added nearly 10,000 gas and water utility connections in the last 12 months for a combined growth rate of 1.1% as of Dec. 31, 2024, mainly driven by organic customer growth from all utilities
•Closed Puttman/ICH water acquisition in September 2024, adding customers and a strong pipeline of growth opportunities
•Began operations, earnings and cash flows from two renewable natural gas (RNG) facilities for NW Natural Renewables
•Honored as one of the 2024 World's Most Ethical Companies® by Ethisphere for the third year in a row2
•Increased our dividend for the 69th consecutive year to an annual indicated dividend rate of $1.96 per share
•Initiated 2025 GAAP earnings per share (EPS) guidance of $2.66 to $2.86 and adjusted EPS guidance of $2.75 to $2.95
•Reaffirmed long-term EPS growth rate target of 4% to 6% from our expected 2025 adjusted EPS3

"For over 165 years, NW Natural Holdings has provided essential energy to the communities it serves. In 2024, we made great strides across all our businesses to continue growing and providing customers critical services well into the future," said David H. Anderson, CEO of NW Natural Holdings. "I'm proud to provide 2025 guidance in line with our long-term financial targets and very excited to have SiEnergy join our Company. Our financial strength allows us to continue making substantial investments in our growing portfolio of gas and water utility systems to provide continued safe and reliable service for our customers. We remain focused on executing our long-term growth plan and providing value to customers, employees and shareholders."

For 2024, NW Natural Holdings reported net income of $78.9 million (or $2.03 per share) and adjusted1 net income of $90.6 million (or $2.33 per share), compared to $93.9 million (or $2.59 per share) for 2023. Results reflected higher pension expense, lower interest income, and an increase in depreciation expense, partially offset by new rates in Oregon for our natural gas utility beginning Nov. 1, 2024.

1 See "Non-GAAP Financial Measures" and "Reconciliation to GAAP" for additional information. The 2024 adjusted consolidated net income and adjusted EPS are non-GAAP and exclude the effects of a non-cash line extension regulatory disallowance of $10.1 million after-tax and SiEnergy transaction costs of $1.7 million after-tax.
2 “World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC
3 Adjusted EPS growth forecasted for period 2025 – 2030 compounded annually; EPS growth rate uses adjusted 2025 EPS as base year. NW Natural Holdings does not provide a reconciliation of adjusted EPS growth rate target to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.

2025 GUIDANCE AND LONG-TERM TARGETS
NW Natural Holdings initiated 2025 GAAP EPS guidance of $2.66 to $2.86 and adjusted EPS guidance of $2.75 to $2.95 on a non-GAAP1 basis excluding the $5.3 million pre-tax transaction costs associated with the SiEnergy acquisition (approximately $3.9 million or $0.09 per share after-tax2) recorded in the first quarter of 2025. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or assumed outcomes, or significant local, state or federal laws, legislation or regulations.

NW Natural Holdings reaffirmed its long-term EPS growth rate target of 4% to 6% compounded annually from the expected 2025 adjusted EPS3.

We expect NW Natural Holdings capital expenditures for 2025 to be in the range of $450 - $500 million including:
•NW Natural Gas Company capital expenditures of $330 - $360 million,
•SiEnergy capital expenditures of $65 - $75 million, and
•NW Natural Water capital expenditures of $55 - $65 million.

NW Natural Holdings capital expenditures are expected to range from $2.5 billion to $2.7 billion from 2025 to 2030. The timing and amount of the capital expenditures and projects for 2025 or additional investments in our infrastructure during or after 2025 could change based on customer growth, significant changes in prevailing regulatory policies or outcomes, or significant local, state or federal laws, legislation or regulations, or cost estimates. Required funds for the investments are expected to be internally generated or financed with long-term debt or equity, as appropriate.

1 See "Non-GAAP Financial Measures" and "Reconciliation to GAAP" for a definition and further information on adjusted EPS.
2 Effect on EPS assumes average diluted shares of 41.1 million and an income tax rate of 26.5%.
3 Adjusted EPS growth forecasted for period 2025 – 2030 compounded annually; EPS growth rate uses adjusted 2025 EPS as base year. NW Natural Holdings does not provide a reconciliation of adjusted EPS growth rate target to the most directly comparable GAAP measures due to the inherent difficulty in forecasting and quantifying certain significant items. These items are uncertain, depend on various factors and could have a material impact on GAAP reported results for the relevant period.
DIVIDEND DECLARED
In January 2025, the board of directors of NW Natural Holdings declared a quarterly dividend of $0.49 per share on the Company’s common stock. The dividend was paid on Feb. 14, 2025 to shareholders of record on Jan. 31, 2025. The Company’s current indicated annual dividend rate is $1.96 per share. Future dividends are subject to board of director discretion and approval.

ANNUAL RESULTS
We primarily operate through our natural gas distribution segment, which is operated through a regulated utility and principally engaged in the delivery of natural gas to customers in Oregon and southwest Washington. The segment also includes the portion of the Mist underground storage facility used to serve gas utility customers, the North Mist gas storage expansion, and RNG development and procurement for the utility.

Other business activities are reported through "Other" results and primarily include Interstate Storage Services and third-party asset management services for the Mist facility in Oregon; NW Natural Water, which is a water and wastewater utility business; and NW Natural Renewables, which is a renewable fuels business.

NW Natural Holdings' annual results by business segment are summarized in the table below:

	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural gas distribution segment	$77,126	$1.98	$94,042	$2.59	$(16,916)	$(0.61)
Regulatory disallowance, net	10,070	0.26	—	—	10,070	0.26
Adjusted natural gas distribution segment[1]	$87,196	$2.24	$94,042	$2.59	$(6,846)	$(0.35)

Other	$1,745	$0.05	$(174)	$—	$1,919	$0.05
SiEnergy transaction expenses, net	1,685	0.04	—	—	1,685	0.04
Adjusted other[1]	$3,430	$0.09	$(174)	$—	$3,604	$0.09

Consolidated	$78,871	$2.03	$93,868	$2.59	$(14,997)	$(0.56)
Adjustments	11,755	0.30	—	—	11,755	0.30
Adjusted consolidated[1]	$90,626	$2.33	$93,868	$2.59	$(3,242)	$(0.26)

Diluted Shares		38,869		36,265		2,604
1 See "Non-GAAP Financial Measures" and "Reconciliation to GAAP" for additional information. Adjusted 2024 natural gas distribution segment, other, and consolidated net income are non-GAAP financial measures and exclude the effects of a non-cash regulatory disallowance of NW Natural's line extension costs $10.1 million after-tax and SiEnergy transaction costs $1.7 million after-tax. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Natural Gas Distribution Segment
Natural gas distribution segment net income decreased $16.9 million (or $0.61 per share). Results include a $10.1 million non-cash detriment due to a regulatory disallowance of NW Natural's line extension allowance. Excluding the effects of the disallowance, net income decreased $6.8 million (or $0.35 per share) reflecting higher pension costs and lower interest income, partially offset by new rates in Oregon effective beginning Nov. 1, 2024.

Margin increased $26.3 million primarily due to new rates in Oregon effective Nov. 1, 2024, which contributed $25.8 million, the amortization of deferrals and customer growth, which contributed $5.9 million. Partially offsetting these items was a $4.3 million reduction in margin due to warmer comparative weather and the effect of customers not covered by the weather normalization mechanism. Weather was 17% warmer than average for 2024, compared to 8% warmer than average for 2023. In addition, there was a $1.8 million decline in gains on the Oregon gas cost incentive sharing mechanism due to lower commodity price volatility and higher than estimated gas costs during the cold weather event in January 2024.

Operations and maintenance expense decreased $2.1 million, excluding the effects of the regulatory disallowance, as a result of lower contractor costs and bad debt expense, partially offset by higher information technology costs.

Depreciation and general taxes increased by $12.1 million primarily due to additional capital investments in the distribution system.

Other income, net decreased $18.2 million primarily from higher pension expense, lower interest income due to a lower level of invested cash, lower regulatory interest income, and lower equity Allowance for Funds Used During Construction (AFUDC).

Interest expense increased $2.8 million primarily due to higher short-term debt balances, partially offset by the debt portion of AFUDC.

Income tax expense decreased $1.5 million primarily due to the decrease in pre-tax results.

Other
Net income from Other increased $1.9 million (or $0.05 per share). Results included $1.7 million of transaction expenses related to the SiEnergy acquisition. Excluding the effects of the transaction, net income increased $3.6 million (or $0.09 per share) primarily reflecting a $4.4 million increase in water and wastewater utility net income, partially offset by higher interest and other expenses at Holdings.

FOURTH QUARTER RESULTS
NW Natural Holdings' fourth quarter results by business segment are summarized in the table below:

	Three Months Ended December 31,
	2024		2023		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Natural gas distribution segment	$44,802	$1.11	$46,522	$1.26	$(1,720)	$(0.15)
Regulatory disallowance, net	10,070	0.25	—	—	10,070	0.25
Adjusted natural gas distribution segment[1]	$54,872	$1.36	$46,522	$1.26	$8,350	$0.10

Other	$200	$0.01	$(1,882)	$(0.05)	$2,082	$0.06
SiEnergy transaction expenses, net	1,685	0.04	—	—	1,685	0.04
Adjusted other[1]	$1,885	$0.05	$(1,882)	$(0.05)	$3,767	$0.10

Consolidated	$45,002	$1.12	$44,640	$1.21	$362	$(0.09)
Adjustments	11,755	0.29	—	—	11,755	0.29
Adjusted consolidated[1]	$56,757	$1.41	$44,640	$1.21	$12,117	$0.20

Diluted Shares		40,220		37,045		3,175
1 See "Non-GAAP Financial Measures" and "Reconciliation to GAAP" for additional information. Adjusted 2024 natural gas distribution segment, other, and consolidated net income are non-GAAP financial measures and exclude the effects of a non-cash regulatory disallowance of NW Natural's line extension costs $10.1 million after-tax and SiEnergy transaction costs $1.7 million after-tax. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Natural Gas Distribution Segment
Natural gas distribution segment net income decreased $1.7 million (or $0.15 per share). Results include a $10.1 million non-cash detriment due to a regulatory disallowance of NW Natural's line extension allowance. Excluding the effects of the disallowance, net income increased $8.4 million (or $0.10 per share) primarily reflecting new rates in Oregon that went into effect on Nov. 1, 2024, partially offset by higher pension costs, and lower interest income.

Margin increased $25.4 million primarily due to new rates in Oregon effective Nov. 1, 2024, which contributed $25.8 million.

Operations and maintenance expense increased $0.4 million excluding the effects of the non-cash regulatory disallowance of line extension costs.

Depreciation and general taxes collectively increased by $3.9 million primarily due to continued investment in our system.

Other income, net reflected a $5.6 million decrease primarily from higher pension expense, lower regulatory interest income, and lower equity AFUDC.

Interest expense increased $1.4 million primarily due to higher short-term debt balances.

Income tax expense increased $2.0 million primarily due to several items including higher Oregon corporate activity taxes and a lower level of regulatory tax benefits.

Other
Net income from Other increased $2.1 million (or $0.06 per share). Results included a $1.7 million detriment due to transaction expenses related to the SiEnergy acquisition. Excluding the effects of the transaction, net income increased $3.8 million (or $0.10 per share) reflecting higher gas storage net income of $1.0 million and a $3.2 million higher net income contribution from water and wastewater utilities related to new rates at several larger utilities and the acquisition of Puttman/ICH.

BALANCE SHEET AND CASH FLOWS
For 2024, the Company generated $200.3 million in operating cash flow and invested $394.4 million in utility capital expenditures to support growth and safety. In addition, the Company invested $29.8 million in water and wastewater acquisitions. Net cash provided by financing activities was $227.1 million for 2024 due to issuing long-term and short-term debt and equity. As of Dec. 31, 2024, NW Natural Holdings held cash of $38.5 million.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2024 financial and operating results.

Date and Time:	Friday, February 28 8 a.m. PT (11 a.m. ET)

Phone Number:	1-833-470-1428 Passcode 633579
The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-866-813-9403 and the replay access code of 907583.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company (NYSE: NWN) (NW Natural Holdings) is headquartered in Portland, Oregon and has been doing business for over 165 years. It owns Northwest Natural Gas Company (NW Natural), SiEnergy Operating (SiEnergy), NW Natural Water Company (NW Natural Water), NW Natural Renewables Holdings (NW Natural Renewables), and other business interests.

NW Natural Holdings provides critical energy and delivers essential water and wastewater services to nearly one million customers across seven states. We have a longstanding commitment to safety, environmental stewardship, and the energy transition, and taking care of our employees and communities. NW Natural Holdings was recognized by Ethisphere® for three years running as one of the World’s Most Ethical Companies®. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. Learn more in our latest Community and Sustainability Report at ir.nwnaturalholdings.com/sustainability.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2 million people in more than 140 communities through approximately 806,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural owns and operates 21.6 Bcf of underground gas storage capacity in Oregon.

SiEnergy is one of the fastest growing natural gas distribution utilities in the nation, serving approximately 70,000 customers in the greater metropolitan areas of Houston, Dallas, and Austin, Texas.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest, Texas, Arizona, and California. Today NW Natural Water serves an estimated 190,000 people through approximately 76,000 meters and provides operation and maintenance services to an additional 25,000 connections. Learn more about our water business at nwnaturalwater.com.

NW Natural Renewables is committed to leading in the energy transition by providing renewable fuels. Learn more at nwnaturalrenewables.com.

Additional information is available at nwnaturalholdings.com.
“World’s Most Ethical Companies” and “Ethisphere” names and marks are registered trademarks of Ethisphere LLC

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Media Contact:
David Roy
Phone: 503-610-7157
Email: david.roy@nwnatural.com

FORWARD-LOOKING STATEMENTS
This press release, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," “continues,” “could,” "intends," "plans," "seeks," "believes," "estimates," "expects," "will" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, forecasts, outlooks, timing, goals, strategies, commitments, future events, financial positions, financial performance, investments, valuations, timing and amount of capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, approval, completion and integration thereof, the likelihood and success associated with any transaction, strategic fit, utility system, technology and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, economic and GDP growth, customer and business growth, continued expansion of service territories, rate base growth, customer backlog, growth opportunities, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes and the potential outcome of rate cases, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including decarbonization goals and timelines, energy efficiency measures, use of renewable sources, renewable natural gas purchases, projects, investments and other renewable initiatives, and timing, magnitude and completion thereof, unregulated renewable natural gas strategy and initiatives, hydrogen projects or investments and timing, magnitude, approvals and completion thereof, procurement of renewable natural gas or hydrogen for customers, technology and policy innovations, strategic goals and visions, water, wastewater and water services acquisitions, personnel additions, partnerships, and investment strategy and financial effects of water, wastewater and water services acquisitions, expected growth and safety benefits of facility upgrade investments, operating plans of third parties, financial targets, financial results, including estimated income, availability and sources of liquidity, capital markets, financing transactions, expenses, positions, revenues, returns, cost of capital, timing, and earnings, earnings guidance and estimated future growth rates, credit ratings, debt and equity issuances and timing, future dividends, commodity costs and sourcing, asset management activities, regulatory environment, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, rate case execution, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, economic and political conditions, effects of legislation or changes in laws or regulations, impact of the new U.S. presidential administration and Congress, effects, extent, severity and duration of epidemics and pandemics, and any resulting economic disruption therefrom, inflation, geopolitical uncertainty and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy, geopolitical factors, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter, which, among others, outline legal, regulatory and legislative risks, public health risks, financial, macroeconomic and geopolitical risks, growth and strategic risks, operational risks, business continuity and technology risks, environmental risks and risks related to our water and renewables businesses.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NON-GAAP FINANCIAL MEASURES
Management uses "adjusted net income" and "adjusted earnings per share," both of which are non-GAAP financial measures, when evaluating NW Natural Holdings' overall performance. Management believes that these non-GAAP measures provide meaningful information to investors about NW Natural Holdings' performance because they eliminate the impacts of significant discrete items that can affect the comparison of period-over-period results. In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share, which are non-GAAP financial measures. All references to EPS are on the basis of diluted shares.

Such non-GAAP financial measures are used to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations. Our non-GAAP financial measures should not be considered a substitute for, or superior to, measures calculated in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than how such measures are calculated in this report, limiting the usefulness of those measures for comparative purposes. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in the tables below.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual Period
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2024	2023	Change	2024	2023	Change
Operating revenues	$370,876	$355,714	4%	$1,152,994	$1,197,475	(4)%

Operating expenses:
Cost of gas	124,793	142,475	(12)	412,382	499,837	(17)
Operations and maintenance	92,154	73,606	25	294,658	273,766	8
Environmental remediation	4,828	4,352	11	14,054	12,899	9
General taxes	10,465	10,563	(1)	48,672	46,248	5
Revenue taxes	15,613	14,921	5	48,343	48,671	(1)
Depreciation	36,486	32,762	11	137,898	125,581	10
Other operating expenses	1,596	1,868	(15)	5,845	5,532	6
Total operating expenses	285,935	280,547	2	961,852	1,012,534	(5)
Income from operations	84,941	75,167	13	191,142	184,941	3
Other income (expense), net	(910)	4,627	(120)	(1,108)	17,855	(106)
Interest expense, net	21,190	19,890	7	80,092	76,566	5
Income before income taxes	62,841	59,904	5	109,942	126,230	(13)
Income tax expense	17,839	15,264	17	31,071	32,362	(4)
Net income	$45,002	$44,640	1	$78,871	$93,868	(16)

Common shares outstanding:
Average diluted for period	40,220	37,045		38,869	36,265
End of period	40,222	37,631		40,222	37,631

Per share information:
Diluted earnings per share	$1.12	$1.21		$2.03	$2.59
Dividends paid per share	0.4900	0.4875		1.9525	1.9425
Book value per share, end of period	34.44	34.12		34.44	34.12
Market closing price, end of period	39.56	38.94		39.56	38.94

Capital structure, end of period:
Common stock equity	42.4%	43.5%		42.4%	43.5%
Long-term debt	51.4	48.3		51.4	48.3
Short-term debt (including current maturities of long-term debt)	6.2	8.2		6.2	8.2
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	805,529	799,250	0.8%	805,529	799,250	0.8%
Volumes - therms:
Residential and commercial sales	233,892	226,558		708,873	735,755
Industrial sales and transportation	121,126	122,007		461,966	470,919
Total volumes sold and delivered	355,018	348,565		1,170,839	1,206,674
Operating revenues:
Residential and commercial sales	$321,350	$310,056		$968,676	$1,015,072
Industrial sales and transportation	21,831	24,676		83,060	97,886
Other distribution revenues	900	825		4,435	4,540
Other regulated services	4,877	4,735		19,517	18,902
Total operating revenues	348,958	340,292		1,075,688	1,136,400
Less: Cost of gas	124,778	142,531		412,320	500,061
Environmental remediation expense	4,827	4,352		14,053	12,899
Revenue taxes	15,456	14,873		48,037	48,432
Margin, net	$203,897	$178,536		$601,278	$575,008
Degree days:
Average (25-year average)	1,060	1,057		2,702	2,686
Actual	831	822	1%	2,255	2,480	(9)%
Percent warmer than average weather	(22)%	(22)%		(17)%	(8)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$38,490	$32,920
Accounts receivable	124,480	121,341
Accrued unbilled revenue	94,400	83,138
Allowance for uncollectible accounts	(3,474)	(3,455)
Regulatory assets	130,116	178,270
Derivative instruments	6,628	11,380
Inventories	106,954	112,571
Other current assets	60,180	65,275
Total current assets	557,774	601,440
Non-current assets:
Property, plant, and equipment	4,918,919	4,556,609
Less: Accumulated depreciation	1,246,592	1,198,555
Total property, plant, and equipment, net	3,672,327	3,358,054
Regulatory assets	382,499	333,443
Derivative instruments	535	431
Other investments	82,236	102,951
Operating lease right of use asset, net	68,626	71,308
Assets under sales-type leases	125,653	129,882
Goodwill	183,804	163,344
Other non-current assets	160,862	106,239
Total non-current assets	4,676,542	4,265,652
Total assets	$5,234,316	$4,867,092
Liabilities and equity:
Current liabilities:
Short-term debt	$170,110	$89,780
Current maturities of long-term debt	30,787	150,865
Accounts payable	133,270	145,361
Taxes accrued	16,176	15,454
Interest accrued	18,220	15,836
Regulatory liabilities	116,180	84,962
Derivative instruments	75,272	98,661
Operating lease liabilities	1,840	2,333
Other current liabilities	87,162	93,626
Total current liabilities	649,017	696,878
Long-term debt	1,679,355	1,425,435
Deferred credits and other non-current liabilities:
Deferred tax liabilities	397,149	382,673
Regulatory liabilities	730,117	695,896
Pension and other postretirement benefit liabilities	130,397	158,116
Derivative instruments	13,307	28,055
Operating lease liabilities	75,914	77,167
Other non-current liabilities	173,689	119,034
Total deferred credits and other non-current liabilities	1,520,573	1,460,941
Equity:
Common stock	989,346	890,976
Retained earnings	402,925	399,911
Accumulated other comprehensive loss	(6,900)	(7,049)
Total equity	1,385,371	1,283,838
Total liabilities and equity	$5,234,316	$4,867,092

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2024	2023
Operating activities:
Net income	$78,871	$93,868
Adjustments to reconcile net income to cash provided by operations:
Depreciation	137,898	125,581
Amortization	20,162	17,641
Deferred income taxes	11,366	8,966
Qualified defined benefit pension plan expense (benefit)	4,062	(2,430)
Contributions to qualified defined benefit pension plans	(20,460)	—
Deferred environmental expenditures, net	(23,307)	(26,052)
Environmental remediation expense	14,054	12,899
Asset optimization revenue sharing bill credits	(28,874)	(10,471)
Regulatory disallowance of line extension allowances	13,700	—
Other	10,799	8,548
Changes in assets and liabilities:
Receivables, net	(15,302)	50,977
Inventories	(2,735)	(24,105)
Income and other taxes	809	(1,246)
Accounts payable	(14,144)	(39,958)
Deferred gas costs	38,129	52,371
Asset optimization revenue sharing	14,539	22,637
Decoupling mechanism	5,173	(11,415)
Cloud-based software	(22,393)	(16,307)
Regulatory accounts	12,292	4,617
RNC facility prepayment	(51,427)	—
Other, net	17,070	13,828
Cash provided by operating activities	200,282	279,949
Investing activities:
Capital expenditures	(394,400)	(327,347)
Acquisitions, net of cash acquired	(29,816)	(7,533)
Purchase of equity method investment	(1,000)	(1,000)
Other	(3,770)	383
Cash used in investing activities	(428,986)	(335,497)
Financing activities:
Proceeds from common stock issued, net	90,374	66,495
Long-term debt issued	285,000	330,000
Long-term debt retired	(150,000)	(90,000)
Changes in other short-term debt, net	80,330	(168,540)
Cash dividend payments on common stock	(72,852)	(67,340)
Payment of financing fees	(3,290)	(2,200)
Shares withheld for tax purposes	(1,319)	(1,313)
Other	(1,181)	(2,894)
Cash provided by financing activities	227,062	64,208
(Decrease) increase in cash, cash equivalents and restricted cash	(1,642)	8,660
Cash, cash equivalents and restricted cash, beginning of period	49,624	40,964
Cash, cash equivalents and restricted cash, end of period	$47,982	$49,624
Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$71,233	$80,197
Income taxes paid, net of refunds	19,394	24,263
Non-cash activities:
Shares issued in connection with business combinations	$1,429	$12,884
Debt assumed in connection with business combinations	—	3,131
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$38,490	$32,920
Restricted cash included in other current assets	9,492	16,704
Cash, cash equivalents and restricted cash	$47,982	$49,624

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)

2025 EPS Guidance Reconciliation Table
GAAP EPS guidance	$2.66 to $2.86
SiEnergy transaction costs[1]	0.09
Adjusted EPS guidance[2]	$2.75 to $2.95

1 Effect on EPS assumes average diluted shares of 41.1 million and an income tax rate of 26.5%.
2 See "Non-GAAP Financial Measures" for a definition and further information on Adjusted EPS.

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)

	Twelve Months Ended December 31,
	2024		2023
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income	$78,871	$2.03	$93,868	$2.59
Regulatory line extension disallowance	13,700	0.35
SiEnergy transaction costs	2,292	0.06
Income tax effect[1]	(4,237)	(0.11)
Adjusted net income	$90,626	$2.33	$93,868	$2.59

Diluted shares		38,869		36,265

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$77,126	$1.98	$94,042	$2.59
Regulatory line extension disallowance	13,700	0.35
Income tax effect[1]	(3,630)	(0.09)
Adjusted net income	$87,196	$2.24	$94,042	$2.59

OTHER
GAAP net income (loss)	$1,745	$0.05	$(174)	$—
SiEnergy transaction costs	2,292	0.06
Income tax effect[1]	(607)	(0.02)
Adjusted net income (loss)	$3,430	$0.09	$(174)	$—
1    Regulatory disallowance related to line extension allowance and SiEnergy transaction expenses were recognized in the fourth quarter of 2024. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5%.

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)

	Three Months Ended December 31,
	2024		2023
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income	$45,002	$1.12	$44,640	$1.21
Regulatory line extension disallowance	13,700	0.34
SiEnergy transaction costs	2,292	0.06
Income tax effect[1]	(4,237)	(0.11)
Adjusted net income	$56,757	$1.41	$44,640	$1.21

Diluted shares		40,220		37,045

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$44,802	$1.11	$46,522	$1.26
Regulatory line extension disallowance	13,700	0.34
Income tax effect[1]	(3,630)	(0.09)
Adjusted net income	$54,872	$1.36	$46,522	$1.26

OTHER
GAAP net income (loss)	$200	$0.01	$(1,882)	$(0.05)
SiEnergy transaction costs	2,292	0.06
Income tax effect[1]	(607)	(0.02)
Adjusted net income (loss)	$1,885	$0.05	$(1,882)	$(0.05)
1    Regulatory disallowance related to line extension allowance and SiEnergy transaction expenses were recognized in the fourth quarter of 2024. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5%.